IE21 cooperation agreement between Shanghai Broadband Network Inc. and Shanghai Jiaoda Withub Training Center

This agreement is made on June 15, 2004 by and between Shanghai Broadband Network Inc. (Shanghai Broadband), with its registered business office at Room 1212, Tomson Commercial Building, 710 Dongfang Road, Pudong, Shanghai, China, and Shanghai Jiaoda Withub Scientific Street Co., Ltd., with its registered business office at Room 100, No. 1 Building, No. 33 Leshan Road, Shanghai

Overview

  Party A

  Party A, Shanghai Broadband Network Inc., is a joint venture established by U.S. based Asia Broadband Inc., Technical Center of Informatization Office of Shanghai Municipal Government and Shanghai Information Building Enterprise Development Co., Ltd in the end of 2000. At present, Shanghai Broadband cooperates with various authoritative units in Europe and America through Asia Broadband, introducing internationally advanced teaching materials, and promoting them in China through relative education organizations.

  Shanghai Jiaoda Withub Training Center of Party B, Shanghai Jiaoda Withub Scientific Street Co., Ltd., is the sample of cooperation between Shanghai Jiaotong University and Shanghai Xuhui District Government. The center relies on the education and scientific resource of Shanghai Jiaotong University and great support from the government, committed to developing high quality IT, foreign language and management training programs to provide outstanding talents to hundreds of high-tech enterprises of the society, Jiaoda Science and Technology Park and Jiaoda Withub High-tech Industry Base.

  IE21 Teaching System is a world known ESL education software introduced by Party A and a bilingual system with independent intellectual property owned by Party A. This English teaching system is a set of comprehensive multimedia based interactive English learning system designed for worldwide young learners and adults. At present, this system has been promoted in over 40 countries across the world. The system is divided into 4 levels: Foundation, Improver, Advanced and professional, including 69 units.

  IE21 Teaching System includes the teaching material, multimedia self-learning software, management software for the instructor, English teaching web site, teaching outline and reference book.

  IE21 is taught in the form of the combination of online interactive self-learning and offline classroom instruction.

Offline instruction is launched in the form of authorized partner. Both Party A and Party B undertake its own responsibility, in order to drive the development of IE21 training program.

Within the term of authorized partner, Party A shall provide Party B with the support including the teaching, market and sales, operation management and the service, and Party B can undertake the teaching of IE21 and relative activities within the scope of authorization under this agreement.

1. Operation requirement

1.1 Definition

The following terms and definitions used in this agreement are described as follows:

"Agreement" refers to this agreement, including its all annexes and appendixes.

"Authorized teaching center" refers to the center teaching this program upon consent from Party A. These centers should be reviewed by Party A in terms of the teaching center, and should be able to teach and promote this program.

"Fee" refers to the fee of authorized partnership and tuition fee listed in appendix 1.

"Fee of authorized partnership" refers to 3-year fee paid for obtaining the qualification of authorized teaching center, see the regulation in appendix 1 for the amount.

"Tuition fee" refers to the fee charged to the student for online and offline teaching materials, see the regulation in appendix 1 for the amount.

"Teaching course" refers to the teaching materials issued to the target student, including the teaching materials, CD-Rom, learning guide, etc.

"Course" refers to online and offline course of this program, including the teaching model.

"Intellectual property" refers to the right of copyright, trademark, design, patent, trade name and proprietary name nowadays or in the future specified by laws, as well as other knowledge activities in the area of industry, business, science, literature and art, no matter whether they are registered or not, or will they be considered as the patent holder.

"Signature parties" refers to Party A and Party B.

"Program" refers to "IE21" program. Independent intellectual property of this program is owned by Shanghai Broadband, and it is a course system in the form of online interactive self-learning and classroom instruction.

"Student" refers to the student learning IE21 program in authorized teaching center.

"Trademark" refers to special mark, logo and image, registered or not registered trademark and its intellectual property of IE21 which can be used by Party B under this agreement.

2. Authorized partnership license

2.1 Grant of authorized partnership license

IE21 is a brand owned and operated by Party A. Party A grants authorized partnership license to Party B, and Party B can use the trademark, teaching course and teaching materials of IE21 in specified authorized teaching center.

2.2 License condition

The license under the clause 2.1 is required as follows:

  Paying the fee as specified in appendix 1 of this agreement.

  Party B and authorized teaching center must follow this agreement.

  The right of Party B to operate its authorized teaching center in specified region (Xuhui District, Shanghai) is not exclusive. Party A agrees Party B is non-exclusive authorized teaching center in above specified region. If Party A develops new teaching center in this region, or other authorized teaching center of Party A sets up new teaching point in above specified region, the consent of Party B in writing must be obtained first.

  Applying to only the term of agreement.

2.3 New address

Party B may require to add or change the address of authorized teaching center, but this must be agreed by Party A. If the course cannot be implemented at new address, Party A shall have the right to add or change new address.

2.4 Independent signing party

    Party B is not the agency of Party B, and shall have no right to bind Party B to undertake the business activity not related to this agreement in the name of Party A, or in any form.

    Except for the work specified in this agreement, Party B shall not use, reproduce and transmit the trademark, logo, business information, technical and other materials of the cooperating party without advance consent from the other party.

2.5 Region of authorized partnership

The region in this agreement: Shanghai (Xuhui district)

3. Use of trademark

3.1 Form of trademark

Party B shall use the trademark in the form specified in the appendix of this agreement or in writing based on actual condition. The party may provide reasonable advice as for the color, size and the location of the trademark in the advertising materials.

3.2 Approval of program promotion material

Before using the advertising and promotion materials, Party B shall provide the sample of trademark use to be reviewed by Party A; Party B shall not provide or use any promotion material without the consent in writing.

3.3 Ownership of trademark

Party B shall agree that Party B owns the title of the trademark, and shall not register or authorize to register the trademark which is consistent or similar to this agreement directly or indirectly, shall not undertake the activity which causes or may cause the loss of trademark ownership of the other party or generates the dispute about the ownership of the trademark, and shall not support the activity of limiting, modifying, canceling and deleting the trademark.

4. Obligation of Party A

4.1 Provide IE21 teaching system, including Internet based interactive self-learning course, video on demand course as well as student book and instructor book. Party A shall undertake legal and economic responsibility for the copyright and use right of all IE21 courses;

4.2 Perform the quality assurance and internal audit to the program to ensure effective operation;

4.3 Review the qualification of instructor performing IE21 teaching tasks, and provide the training to the qualified instructor free of charge;

4.4 Provide the management support to the program, and provide the support of the promotion materials;

4.5 Authorize Party B and hangs the shingle for the authorized teaching center;

4.6 Execute the agreement of the program enrollment and marketing (as the appendix of this agreement);

4.7 Provide all materials for each student in the training center, including the teaching material, user card, user golden card, student guide book, narrowband version CD-Rom, username and password;

4.8 Provide full set of teaching materials to the instructor, including the teaching material, instructor book, password and username;

4.9 Provide the password, username and teaching materials to the sales and teaching staff of Party B, including 4 usernames and 4 passwords during initial period; if Party B requires to add the number of the password, username and teaching materials as the business grows, upon the request, Party B shall meet right requirement of Party A;

4.10 Manage online learning of the student, and provide the feedback to Party B in time;

4.11 Build and maintain the brand of IE21 Partnership Program with Party B.

5. Obligation of Party B

5.1 Ensure authorized teaching center is registered education organization, and provide relative written proof;

5.2 Assign one program coordinator for authorized teaching center, and hire qualified instructor to perform the course teaching;

5.3 Execute the program promotion according to the requirement and advice of Party A;

5.4 Provide the teaching space, computer room, as well as the enrollment, teaching, instructor employment, management and student management, and undertake economic and legal responsibility caused by bad management or breach of contract;

5.5 Provide other available teaching resource;

5.6 Pay authorized partnership fee and tuition as specified in the agreement;

5.7 Implement the teaching as specified by Party A, and perform internal audit and supervision;

5.8 Execute the agreement of the program enrollment and marketing (as the appendix of this agreement);

5.9 Build and maintain the brand of IE21 Partnership Program with Party A.

6. Supervision and management

6.1 Supervision right of Party A

  After notifying Party B in advance, Party A and its representative can arrive at authorized teaching center any time during work hours to check the teaching task, student management and relative document related with this program of Party A.

  Party A shall supervise and check the work of authorized teaching center, including the use of the course and teaching materials.

6.2 Program record of Party B

  Party B shall use the management software provide by Party A to manage all the materials related with IE21 program.

  Party A shall have the right to review and supervise all materials of Party B related with this program, and Party B shall provide active support.

7. Expense

7.1 Authorized partnership fee and tuition

See appendix 1 for the amount and payment terms.

7.2 Bank account

The fee shall be remitted to the following account number in the form of telegraphic remittance:

Account number of Party A:

Shanghai Broadband Network Inc.

CITIC Industrial Bank, Pudong Branch

086890-82600079030

Account number of Party B:

Shanghai Jiaoda Withub Scientific Street Co., Ltd.

1001172909004600408

021729-Industrual and Commercial Bank of China, Xuhui Branch, Xujiahui Sub-branch

7.3 Interest

Under this agreement, if the fee which should be paid by Party B to Party A is not paid due or the fee is occurred due to the breach of contract of Party B, Party B shall pay annual interest of 10%, which starts from the due date or payable date to the payment date. The interest is accumulated per day, and should be paid as required.

8. Confidential information

8.1 Confidentiality supervision

    Party B shall not disclose this agreement to anyone except for high management of Party B.

    Both parties shall keep this agreement and the business secret of the other party accessed during the performance of the work and known through other channel in secret, and shall not disclose to any third party without advance consent from the other party in writing.

8.2 Exception

This agreement may be disclosed as required by law, but the written consent should be obtained from Party A before the disclosure.

9. Term and termination

9.1 Term

Except for clause 10 which is terminated in advance, relative rights and obligations under this agreement shall be keeping effective from the date of the signature;

    The agreement will be effective within 3 years during initial period;

    After the expiration, both parties can negotiate to extend or renew the agreement; upon written request of Party B, the priority should be given to Party B to renew the agreement.

    When one-year term is expired, both parties shall determine to modify relative terms of the agreement according to the cooperation and performance status.

9.2 Termination

This agreement may be terminated through written agreement signed by both parties.

9.3 Agreement terminated by Party A

Under the following cases, Party A can terminate this agreement in writing:

    Party B violates any clause of this agreement, and fails to correct the violation within 30 days after Party A notifies this to Party B;

    Party B faces the risk of the bankruptcy or the property confiscated by the government;

    Party B ceases or there is any symbol to cease the business operation in normal manner.

9.4 Agreement terminated by Party B

Under the following cases, Party B can terminate this agreement in writing:

    Party A violates any clause of this agreement, and fails to correct the violation within 30 days after Party B notifies this to Party A;

    Party A faces the risk of the bankruptcy or the property confiscated by the government;

    Party A ceases or there is any symbol to cease the business operation in normal manner.

9.5 Processing of breach of contract

If either party breaks the contract, both parties shall do utmost to ensure the student enrolled in this program to finish the learning smoothly, or shall arrange the student to study the course similar to this program to realize the same objective.

10. Breach of contract

10.1 Breach of contract cases

If either party breaks the contract, under any of the following cases, the other two parties can terminate this agreement immediately after giving written notice to the breach party:

    Payment undue: the breach party fails to pay the amount due under this agreement, or the breach party fails to pay the amount due within 10 working days after receiving the collection letter from the other party.

    Other responsibility: the breach fails to perform the obligation under this agreement, or (1) other party considers the results of breach irremediable, or (2) other party considers the results of breach remediable, but the breach party fails to take the remedy action within 30 working days after other party requires the breach party to do so.

    Insolvency: the breach party or its subsidiary has no capability to compensate the amount.

10.2 Responsibility of breach of contract

    If either party breaks the contract, the other party can requires the breach party to compensate, and both parties can negotiate the compensation and execute the responsibility of compensation upon reaching written agreement;

    If the compensation solution cannot be reached within three months between both parties, either party can submit the lawsuit to Shanghai Pudong People's Court to solve the matter.

    If Party B fails to or delays to perform face-to-face training of IE21 program due to its own reason, Party A shall not consider it the breach of obligation under this agreement, and shall not be responsible for the delay of this obligation performance. The loss caused by this should be borne by Party B;

    The requirement of tuition withdrawal of the student caused by poor management of Party B shall be processed by Party B.

11. Notice

11.1 All important notices under this agreement will be considered effective only after being sending by mail or fax or mailing to the recipient address. If sent by mail, they must be delivered within 3 working days after the mailing date, and if sent by fax, the recipient must be able to receive the file completely and clearly.

11.2 The address and fax number is shown as follows subject to the change:

Party A: Shanghai Broadband Network Inc.

Address: Room 1013-1014, Tomson Commercial Building, Dongfang Road, Shanghai

Telephone: 021 58305900

Fax: 021 58200364

Attendance: Market Department

Party B: Shanghai Jiaoda Withub Scientific Street Co., Ltd.

Address: Room 100, No. 1 Building, No. 33 Leshan Road, Shanghai

Telephone: 021 64478001

Fax: 021 64477225

Attendance: Foreign Language Training Department

12. Agreement modification

This agreement may be modified, supplemented and replaced only after both parties signs separate agreement.

13. Force majeure

If either party of this agreement fails to or delays to perform all or part of its obligations under this agreement under the force majeure, it should not be considered such party violates the obligation under this agreement, and shall not be responsible for the delayed performance of such obligation. The force majeure includes, but not limited to, server breakdown caused directly or indirectly by the war (no matter the war has been announced), emergency, strike, industry dispute, incident and computer virus spread of the third party, server attacked by the hacker, fire, earthquake, flood, storm, storm snow, natural disaster or other factor out of the control of the affected party.

14. General provision

14.1 Governing law

This agreement is governed by the law of the People's Republic of China.

14.2 Undertaking of fee

The parties shall undertake all fees occurred during the negotiation and agreement execution.

14.3 Agreement substitution

This Agreement constitute the entire agreement between both parties relating to the subject matter hereof and supersede all memos, agreements, statements, representations, promises and warranties which have been made prior to the execution of this Agreement, and will be void.

14.4 Agreement effectiveness

This agreement is made in two originals with the same legal force, of which each party holes one. This agreement shall go into effect from the date of the signature and seal of both parties' authorized representatives.

14.5 Outstanding matters

Any outstanding matter or implementation details shall be settled separately through the negotiation between both parties. If supplementary agreement or implement details made between both parties conflicts to this agreement, the former will prevail.

Party A: Shanghai Broadband Network Inc.

Signature:

Name:

Title:

Date:

Party B: Shanghai Jiaoda Withub Scientific Street Co., Ltd.

Signature:

Name:

Title:

Date:

Appendix 1: Fee and financial

    Authorized partnership fee

    1.1: Amount: RMB 5000.

    1.2: Software management and instructor training fee: RMB 5000.

    1.3: Term of authorized partnership: 3 years

    1.4: In order to encourage party B to increase the enrolled student and enhance the promotion, Party A agrees Party B is free of authorized partnership fee as well as the software management and instructor training fee (this clause substitutes the above clause 1.1-1.2).

    1.5: In order to encourage party B to increase the enrolled student, during initial period of the program launch, Party A will provide online course and teaching materials on preferential basis, with total number of 50 sets. Original price is RMB 34000, and the price after the discount is RMB 30000. Before July 31, 2004, Party B shall order the course by remitting the amount to the account number of Party B. The fee of this part course will not be involved in the enrollment point return policy.

    Tuition

    2.1 Calculation method

    For each online and offline student enrolled, Party B shall pay total RMB 680 to Party A for online teaching course and RMB 150 for offline tuition.

    For each online student enrolled, Party B shall pay total RMB 680 to Party A for online teaching course.

    For each pure online and online plus offline student enrolled, Party B can enjoy the point return policy (see appendix 3 for details).

    If both parties negotiate to adjust the tuition rate, the sharing proportion of offline part will be negotiated separately.

    2.2 Payment term: as specified in clause 3 in this agreement.

    Financial solution

3.1 When the student pays the tuition, Party B shall provide the invoice.

3.2 Party B must report the enrollment information of last month on 2nd day of each month: tuition charged must be paid to the account number of Party B before the fifth day of each month after withdrawing the income of Party B, and Party A shall provide the invoice to Party B;

3.3 Both parties shall undertake its own incoming tax;

Appendix 2: Tuition system

    Online tuition standard

    Unit: RMB Yuan

Course level	Online tuition	Course package	Total
Foundation	500	180	680
Improver	500	180	680
Advanced	500	180	680
Professional	500	180	680

    Notes: The purchase of online course individually will not include the Voice Master (See the introduction on the web site for the price of the product)/

    The offline course tuition will be determined by Party B according to the business condition, but the consent in writing of Party A should be obtained.

    Notes:

            The above online course tuition is valid from March 2004 to December 31, 2004.

            The above online course tuition may be changed according to actual condition, the change will be negotiated between Party A and all authorized partners or authorized teaching centers in Shanghai, Party A will be responsible for announcing and executing it. Party B shall not adjust the tuition standard itself

            Party B shall have the right to apply for the adjustment of the tuition standard. The standard after the adjustment can be executed only upon the consent in writing of Party A.

Appendix 3: Enrollment point return policy

    Online course plus offline course

    In order to encourage party B to increase the enrolled student, IE21 headquarter decides to execute the point return policy to Party B in order to encourage positive sales action of Party B. The point return policy applies to pure online course (RMB 500 for online course tuition), and the number of student is subject to the number reported by Party B. That is to say, if the student purchases IE21 online course and online & offline course once, Party B can get certain percentage of the online course tuition. Specific percentage is described as follows:

Number of student (accumulated within current month)	Amount returned
31-60	Online tuition x 10%
61-90	Online tuition x 15%
>91	Online tuition x 20%

    Online course converted to offline course

            The student does not purchase IE21 online course and online & offline course once, but to purchase online course from Party B first, and then purchase offline course from Party B, this part of people will be covered by the policy.

            If the student purchases online course first, and then purchases offline course, the student must purchase Voice Master of IE21, and Party B will not participate the revenue sharing of this part of course.

Agreement about Launching "Pudong Multimedia Bilingual Teaching Software Trial" through Cooperation

Cooperation parties:

Party A: Shanghai Pudong Education Information Center

Party B: Shanghai Broadband Network Inc.

Background:

According to the strategy of Shanghai foreign language education developed by Shanghai Municipal Education Committee: "Strength English, test bi-lingual and search for multi-lingual teaching ", Pudong is taking leading step in the search of bilingual teaching. At present, Pudong is at initial period of bilingual teaching trial, majority of the teaching materials is based on paper, and there is almost no multimedia teaching materials. In order to keep pace with international bilingual teaching system, Shanghai Broadband Network Inc. introduces the multimedia bilingual teaching courseware from UK: Krucible and Lartouche, in order to take full advantage of advanced multimedia network technology, exert the role of IT environment in bilingual learning, create more scientific bilingual learning materials and more superior learning environment, and expand the time and space of bilingual practice, so as to improve both the learning capability and English skill of the high school student.

Nature of cooperation:

Cooperation between government and enterprise.

Objective of cooperation:

For this trial activity, the center will provide the demonstration platform, Shanghai Broadband Network Inc. provides the resource (i.e., Krucible and Kartouche - world class multimedia bilingual teaching and learning software). The following objectives will be reached through the trial:

    Introducing bilingual teaching software to the expert, school and teacher in Pudong, and obtaining their feedback.

    Inviting the expert and teacher to evaluate these two software products.

    Planning the optimization and localization of this software based on the feedback and evaluation, in order to make them to accommodate current teaching requirement in Pudong.

    Further developing specific cooperation plan of this project based on the feedback and evaluation.

Responsibility of both parties:

Shanghai Broadband Network Inc. provides: multimedia courseware, technical support, inviting international expert to provide the guidance, and part of organization work during the demonstration.

The center provides: demonstration space, technology platform, part of organization work during the demonstration, coordinating to contact relative units, inviting the teacher and expert to evaluate the product, and process the feedback.

Copyright protection

Immersive Education Limited owns the title of English version of Krucible and Kartouche.

Shanghai Broadband Network Inc. is the business partner in China of Immersive Education Limited, and is the localization and distribution company of English version of Krucible and Kartouche.

During the cooperation, Party A must keep confidential information obtained from Party B in secret. After the cooperation, Party A shall return all original copies and duplicates of all confidential information as required by Party B.

Cooperation starting time:

The preparation work will be performed by both parties in February 2004. The project is started formally from the end of 2004 winter holiday to the end of June, lasting for one semester.

Party A: Pudong Education Information Center

Party B: Shanghai Broadband Network Inc.

Representative: Representative:

Date: Date: